Exhibit 99.1

Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joe Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER
AND FULL-YEAR 2011 RESULTS

Fourth-Quarter EPS of $2.62 Versus $2.19 in Prior-Year Period

Full-Year 2011 EPS of $4.99 in Line With Previous Guidance

Significant Profitability Improvement in North America Region
as Company Continues to Focus on Margin Expansion Actions

BENTON HARBOR, Mich., February 1, 2012 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter net earnings of $205 million, or $2.62 per diluted share, compared to net earnings of $171 million, or $2.19 per diluted share reported during the same period last year.

Fourth-quarter sales in 2011 were $4.9 billion, compared to $5.0 billion reported in the fourth quarter of 2010. Improving price/mix was offset by unfavorable currency and lower industry demand.

Fourth-quarter operating profit totaled $205 million compared with $202 million in the prior year-period. Results were positively impacted by continued improvement in price mix and cost productivity. In particular, the focused actions yielded a substantial improvement in the profitability of the North America region partially offset by weak economic conditions in Europe. Higher raw material costs, lower production to adjust inventories to weak global industry demand, unfavorable currency and lower monetization of Brazilian (BEFIEX) tax credits adversely impacted results during the quarter. Results also included significantly higher restructuring expense and the positive impact from a previously disclosed supplier quality recovery and a benefit plan curtailment gain. Operating profit for the year totaled $792 million compared with $1.0 billion in 2010 largely driven by significantly higher material and oil-related costs.

Full-year 2011 sales reached $18.7 billion, up 2 percent from the prior year. Net earnings for the year were $4.99 per diluted share compared to $7.97 per diluted share reported for 2010.

During the fourth quarter, on an adjusted basis, diluted earnings per share,(1) excluding unusual items, restructuring expense, Brazilian (BEFIEX) tax credits and U.S. energy tax credits, totaled $0.32 compared to $0.43 in the prior year. For the full year, on an adjusted basis, diluted earnings per share,(1) excluding unusual items, restructuring expense, Brazilian (BEFIEX) tax credits and U.S. energy tax credits, totaled $2.05, compared to $4.47 in the prior year.

“As we enter 2012, we are executing strong actions to continue to improve operating margins through our cost and capacity reduction initiatives, ongoing productivity programs and previously announced price increases," said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. "We exit 2011 with improving product price/mix, significantly lower inventory levels and strong new product innovation. These initiatives are the key drivers to improving our operating margins throughout 2012."

During the twelve-months ended December 31, 2011, the company reported cash flow provided by operating activities of $530 million, compared to cash flow provided by operating activities of $1.1 billion in the prior-year period. Full-year 2011 results include $298 million in pension contributions and $301 million for the first of two payments related to the Brazilian collection dispute settlement. On a year-to-date basis, Whirlpool Corporation reported free cash flow(2) of $(55) million compared to $502 million in the prior-year period.

OUTLOOK
For 2012, Whirlpool Corporation expects to report full-year diluted earnings per share of $5.00 to $5.50. On an adjusted basis (excluding restructuring charges and Brazilian (BEFIEX) tax credits), the company expects to report full-year adjusted diluted earnings(1) per share of $6.50 to $7.00.

	2012* EPS Outlook
GAAP EPS	$5.00	—	$5.50
Restructuring Expense ($250M - $270M)	2.30	—	2.50
Brazilian (BEFIEX) Tax Credits ($60M - $80M)	(0.80)	—	(1.00)
Ongoing Business Operations EPS(1)	$6.50	—	$7.00

*The U.S. energy tax program concluded at the end of 2011. 2012 outlook does not include energy tax credits.

2011 EPS Reconciliation
GAAP EPS as Reported	$4.99
Supplier Quality Recovery	(0.49)
Benefit Plan Curtailment Gain	(0.28)
U.S. Energy Tax Credits ($366 million)	(4.68)
Restructuring Expense	1.13
Brazilian (BEFIEX) Tax Credits	(3.41)
Brazilian Collection Dispute ($439 million)	3.71
Antitrust Resolutions ($89 million)	1.14
Supplier-Related Quality Issue	(0.06)
Ongoing Business Operations EPS(1)	$2.05

Projected Ongoing Business Operations EPS(1) Improvement	$4.45 - $4.95

For the full-year 2012, Whirlpool Corporation expects to generate free cash flow(2) between
$100 million and $150 million. Included in this guidance is the $275 million final installment to settle the Brazilian collection dispute, $110 million for antitrust resolutions, pension contributions of approximately $250 million and restructuring cash outlays of $279 million. Strong cash generation from our business is expected to more than offset these legacy liabilities, fund our cost and capacity reduction initiatives and new product innovation.

"We are assuming relatively flat to slightly improving industry demand during the year and have planned our business accordingly," said Fettig. "The cadence of strong product innovation, price/mix momentum entering the year, recently announced cost-based price increases, benefits from our cost and capacity reduction initiatives and on-going productivity programs are expected to improve our results in the coming year and show significant progress towards our long-term financial goals. As illustrated by the operating profit improvement we've seen in our North America business, we are beginning to yield a strong improvement in our operating results."

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America
Fourth-quarter sales of $2.6 billion increased 1 percent from the prior year. Overall, North America unit shipments decreased approximately 3 percent, with U.S. industry unit shipments of major appliances (T7)(3) also decreasing approximately 3 percent.

The North America region reported operating profit of $202 million for the quarter compared to $53 million in the previous year. Current year results include $96 million from a previously disclosed supplier quality recovery and benefit plan curtailment gain. Operating results were favorably impacted by the implementation of previously announced price increases and improved product mix which more than offset lower industry volumes, higher material costs and the impact from lower production volumes.

Based on the current economic outlook, the company expects full-year 2012 U.S. industry unit shipments to increase in the range of 0 to 3 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported fourth-quarter sales of $848 million, an 8 percent decrease from the prior year. Unit shipments for the region decreased 4 percent. Excluding currency translation, sales decreased approximately 7 percent.

An operating loss totaling $32 million in the fourth quarter was down from $29 million in operating profit during the prior-year period. Results were adversely affected by the ongoing European financial crisis which led to weak consumer demand across the euro zone, material costs, lower production to adjust to lower industry demand in the region and product price/mix.

The company expects full-year 2012 industry unit shipments to decrease in the range of 2 to 5 percent.

Whirlpool Latin America
Whirlpool Latin America reported fourth-quarter sales of $1.3 billion, a decrease of 5 percent from the prior year. Latin America unit shipments were down 4 percent from the prior-year period. Excluding currency translation, sales decreased approximately 1 percent.

The region reported operating profit of $155 million compared to $193 million in the previous year. Favorable product price/mix was offset by lower monetization of tax credits, higher material costs, unfavorable currency and reduced production levels.

The company expects full-year 2012 appliance industry shipments in the Latin America region to increase in the range of 2 to 5 percent.

Whirlpool Asia
Whirlpool Asia reported fourth-quarter sales of $200 million, a decrease of 2 percent from the prior year. Asia unit shipments remained flat year-over-year. Excluding the impact of currency, sales increased approximately 4 percent.

Operating profit totaling $2 million in the fourth quarter was down from $4 million in the prior-year period. Favorable product price/mix was offset by higher material costs and weak consumer demand in India.

The company expects full-year 2012 industry unit shipments in Asia to increase approximately 2 to 4 percent.

(1) Ongoing business operations earnings per share/adjusted diluted earnings per share are non-GAAP financial measures which exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. A reconciliation of ongoing business operations EPS/adjusted diluted earnings per share to reported diluted earnings per share, the most comparable GAAP measure, and other important information, begins on page 13.

(2) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities, the most comparable GAAP measure, and other important information, appears on page 16.

(3) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

FOURTH-QUARTER 2011 PRODUCT LAUNCHES
Whirlpool North America Region launched:

•
The Whirlpool brand Cabrio Platinum laundry pair that help protect fabrics while providing the industry's largest capacity and fastest cleaning performance in a top-load pair. The CEE Tier 3-rated washer and high-efficiency dryer are the industry's most resource efficient top-load pair, using up to 75 percent less water and up to 79 percent less energy, compared to a conventional top-load washer and dryer pair.

•
The KitchenAid brand 13-Cup Food Processor with ExactSlice System that utilizes a newly designed cutting system together with variable speeds. The highest end models are the first to incorporate an external blade control that allows cooks to raise and lower blades with the shift of a lever.

•
Gladiator GarageWorks brand introduced the EZ Ready-To-Assemble cabinets. The new, efficient EZ design allows cabinets to be assembled in half the time with fewer parts and pieces, without compromising durability or aesthetics.

Whirlpool Europe, Middle East and Africa Region launched:

•	The Whirlpool brand Max Limited Edition microwave with intuitive text-assisted interface that guides the consumer through the programming, highlighting only the relevant options for each step.

•
The Bauknecht brand suite of built-in ovens with Nano technology applied to the inner side of the ovens and special enamel coating enabling the cavity to be cleaned simply using water, requiring 95 percent less energy than cleaning using the conventional cleaning cycle.

•	The Bauknecht brand induction cooktop offering maximum flexibility and efficiency during cooking with 50 percent more cooking area compared to a standard cooktop.

•
A suite of Bauknecht brand built-in dishwashers featuring technology that adjusts the program to the load and degree of soiling. The special Microban® antibacterial material protection in the self-cleaning filter makes for a hygienically clean machine.

Whirlpool Latin America Region launched:

•
The Brastemp brand environmentally sustainable Inverse Viva! refrigerator. It is the world's first dual volt refrigerator that provides a 25 percent reduction in energy consumption and has an 80 percent recyclable rate of all materials.

Whirlpool Asia Region launched:

•	The Whirlpool brand Mini ACE washer that can be moved easily to any location yet provides superior wash performance and takes less space in the home.

•	The Ceres 500 Whirlpool brand washer with the quadruple wash process that provides superior cleaning.

•	The Whirlpool brand Ares washing machine that cleans even heavy loads. The washing machine features an inverter motor, larger drum capacity and special tumble fresh cycle.

FOURTH-QUARTER 2011 AWARDS AND ACCOMPLISHMENTS

•
Whirlpool Corporation was named to the 2011 list of Top Companies for Leaders, ranking ninth globally, sixth in North America, ninth in Asia Pacific. The Global Top Companies for Leaders is the most comprehensive study of organizational leadership in the world.

•	Whirlpool Corporation was named to the 2011-2012 Ocean Tomo 300 Patent IndexTM for the sixth consecutive year. This is the first equity index based on the value of corporate intellectual property.

•	For the third year in a row, Whirlpool Corporation was recognized as one of the top 500 U.S. companies in Newsweek magazine's Green Rankings.

•	Whirlpool Corporation received a score of 100 from the Human Rights Campaign on the 2012 Corporate Equality Index for the eighth consecutive year.

•	Whirlpool Latin America was named a Most Admired Company in Brazil for the Appliances sector by Carta Capital magazine for the 14th consecutive time.

•	Whirlpool Latin America was named the 2011 Best Innovator Company in Brazil by Epoca Negocios magazine and A.T. Kearney Consulting for the second consecutive year.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool's ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31,
(Millions of dollars, except per share data)

	(Unaudited)
	2011	2010	2009
Net sales	$18,666	$18,366	$17,099
Expenses
Cost of products sold	16,089	15,652	14,713
Gross margin	2,577	2,714	2,386
Selling, general and administrative	1,621	1,604	1,544
Intangible amortization	28	28	28
Restructuring costs	136	74	126
Operating profit	792	1,008	688
Other income (expense)
Interest and sundry income (expense)	(607)	(197)	(176)
Interest expense	(213)	(225)	(219)
Earnings (loss) before income taxes and other items	(28)	586	293
Income tax benefit	(436)	(64)	(61)
Net earnings	408	650	354
Less: Net earnings available to noncontrolling interests	18	31	26
Net earnings available to Whirlpool	$390	$619	$328
Per share of common stock
Basic net earnings available to Whirlpool	$5.07	$8.12	$4.39
Diluted net earnings available to Whirlpool	$4.99	$7.97	$4.34
Dividends	$1.93	$1.72	$1.72
Weighted-average shares outstanding (in millions)
Basic	76.8	76.2	74.6
Diluted	78.1	77.6	75.6

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
At December 31,
(Millions of dollars, except share data)

	(Unaudited)
	2011	2010
Assets
Current assets
Cash and equivalents	$1,109	$1,368
Accounts receivable, net of allowance	2,105	2,278
Inventories	2,354	2,792
Deferred income taxes	248	204
Prepaid and other current assets	606	673
Total current assets	6,422	7,315
Property, net of accumulated depreciation	3,102	3,134
Goodwill	1,727	1,731
Other intangibles, net of accumulated amortization	1,757	1,789
Deferred income taxes	1,893	1,305
Other noncurrent assets	280	310
Total assets	$15,181	$15,584
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,512	$3,660
Accrued expenses	951	671
Accrued advertising and promotions	429	426
Employee compensation	365	467
Notes payable	1	2
Current maturities of long-term debt	361	312
Other current liabilities	678	611
Total current liabilities	6,297	6,149
Noncurrent liabilities
Long-term debt	2,129	2,195
Pension benefits	1,487	1,519
Postretirement benefits	430	610
Other noncurrent liabilities	558	791
Total noncurrent liabilities	4,604	5,115
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million shares issued and 76 million shares outstanding	106	106
Additional paid-in capital	2,201	2,156
Retained earnings	4,922	4,680
Accumulated other comprehensive loss	(1,226)	(893)
Treasury stock, 30 million shares	(1,822)	(1,823)
Total Whirlpool stockholders’ equity	4,181	4,226
Noncontrolling interests	99	94
Total stockholders’ equity	4,280	4,320
Total liabilities and stockholders’ equity	$15,181	$15,584

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31
(Millions of dollars)

	(Unaudited)
	2011	2010	2009
Operating activities
Net earnings	$408	$650	$354
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	558	555	525
Curtailment gain	(35)	(62)	(92)
Increase (decrease) in LIFO inventory reserve	54	4	(41)
Settlement of Brazilian collection dispute	144	63	46
Changes in assets and liabilities:
Accounts receivable	(15)	187	(286)
Inventories	283	(595)	578
Accounts payable	25	341	326
Accrued advertising and promotions	14	(47)	21
Product recall	(15)	13	(37)
Taxes deferred and payable, net	(573)	(94)	(112)
Accrued pension	(280)	(16)	(84)
Employee compensation	(59)	(6)	213
Other	21	85	139
Cash provided by operating activities	530	1,078	1,550
Investing activities
Capital expenditures	(608)	(593)	(541)
Proceeds from sale of assets	23	17	77
Investment in related businesses	(7)	(18)	(35)
Proceeds from sale of brand	—	15	—
Acquisition of brand	—	(27)	—
Other	(4)	—	—
Cash used in investing activities	(596)	(606)	(499)
Financing activities
Repayments of long-term debt	(313)	(379)	(210)
Common stock issued	14	72	21
Dividends paid	(148)	(132)	(128)
Purchase of noncontrolling interest shares	—	(12)	—
Net repayments from short-term borrowings	(2)	(20)	(362)
Proceeds from borrowings of long-term debt	300	2	872
Other	(17)	(26)	(49)
Cash (used in) provided by financing activities	(166)	(495)	144
Effect of exchange rate changes on cash and equivalents	(27)	11	39
(Decrease) increase in cash and equivalents	(259)	(12)	1,234
Cash and equivalents at beginning of period	1,368	1,380	146
Cash and equivalents at end of period	$1,109	$1,368	$1,380
Supplemental disclosure of cash flow information
Cash paid for interest	$208	$218	$209
Cash paid for income taxes	$136	$31	$51

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes and other items (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended December 31, 2011.

	Three-Months Ended
	December 31, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$205	$130	$2.62
Supplier Quality Recovery(a)	(61)	(61)	(0.49)
Benefit Plan Curtailment Gain(b)	(35)	(35)	(0.28)
Energy Tax Credits(c) ($110M)	—	—	(1.41)
Restructuring Expense(d)	78	78	0.64
Brazilian Tax Credits (BEFIEX)(e)	(59)	(59)	(0.76)
Adjusted Non-GAAP measure	$128	$53	$0.32

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the twelve-months ended December 31, 2011.

	Twelve-Months Ended
	December 31, 2011
	Operating Profit	Earnings (Loss) Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$792	$(28)	$4.99
Supplier Quality Recovery(a)	(61)	(61)	(0.49)
Benefit Plan Curtailment Gain(b)	(35)	(35)	(0.28)
Energy Tax Credits(c) ($366M)	—	—	(4.68)
Restructuring Expense(d)	136	136	1.13
Brazilian Tax Credits (BEFIEX)(e)	(266)	(266)	(3.41)
Brazilian Collection Dispute & Antitrust Resolutions(f)	—	528	4.85
Supplier-Related Quality Issue(g)	(7)	(7)	(0.06)
Adjusted Non-GAAP measure	$559	$267	$2.05

Ongoing Business Operations Base Business Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended December 31, 2010.

	Three-Months Ended
	December 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$202	$132	$2.19
Gain on sale of brand(h)	(10)	(10)	(0.08)
Previously Reported Adjusted Non-GAAP measure	$192	$122	$2.11
Energy Tax Credits(c) ($61M)	—	—	(0.78)
Restructuring Expense(d)	16	16	0.14
Brazilian Tax Credits (BEFIEX)(e)	(81)	(81)	(1.04)
Adjusted Non-GAAP measure for Comparison	$127	$57	$0.43

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the twelve-months ended December 31, 2010.

	Twelve-Months Ended
	December 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$1,008	$586	$7.97
Benefit Plan Curtailment Gain(b)	(62)	(62)	(0.50)
Brazilian Collection Dispute & Antitrust Resolutions(f)	—	146	1.65
Supplier-Related Quality Issue(g)	75	75	0.61
Gain on Sale of Brand(h)	(10)	(10)	(0.08)
Previously Reported Adjusted Non-GAAP measure	$1,011	$735	$9.65
Energy Tax Credits(c) ($225M)	—	—	(2.90)
Restructuring Expense(d)	74	74	0.62
Brazilian Tax Credits (BEFIEX)(e)	(225)	(225)	(2.90)
Adjusted Non-GAAP measure for Comparison	$860	$584	$4.47

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended December 31, 2011.

	Three-Months Ended
	December 31, 2011
	Segment Operating Profit	Supplier Quality Recovery(a)	Benefit Plan Curtailment Gain(b)	Restructuring Expense(d)	Brazilian Tax Credits (BEFIEX)(e)	Adjusted Segment Operating Profit
North America	$202	$(61)	$(35)	$—	$—	$106
Europe, Middle East and Africa	(32)	—	—	—	—	(32)
Latin America	155	—	—	—	(59)	96
Asia	2	—	—	—	—	2
Other/Eliminations	(122)	—	—	78	—	(44)
Total Whirlpool Corporation	$205	$(61)	$(35)	$78	$(59)	$128

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended December 31, 2010.

	Three-Months Ended
	December 31, 2010
	Segment Operating Profit	Gain on Sale of Brand(h)	Previously Reported Adjusted Segment Operating Profit	Restructuring Expense(d)	Brazilian Tax Credits (BEFIEX)(e)	Adjusted Segment Operating Profit for Comparison
North America	$53	$(10)	$43	$—	$—	$43
Europe, Middle East and Africa	29	—	29	—	—	29
Latin America	193	—	193	—	(81)	112
Asia	4	—	4	—	—	4
Other/Eliminations	(77)	—	(77)	16	—	(61)
Total Whirlpool Corporation	$202	$(10)	$192	$16	$(81)	$127

Free Cash Flow (Actual and 2012 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles twelve-month actual 2011 and 2010 and projected 2012 full-year free cash flow with actual and projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended
	December 31,
(millions of dollars)	2011*	2010	2012 Outlook**
Cash provided by operating activities	$530	$1,078	$600	-	$700
Capital expenditures	(608)	(593)	(500)	-	(550)
Proceeds from sale of assets	23	17	—	-	—
Free Cash Flow	$(55)	$502	$100	-	$150
* Includes 2011 Brazilian collection dispute payment of $301 million.
** Includes 2012 Brazilian collection dispute payment of $275 million.

Footnotes:

a.
Pursuant to a settlement agreement, a supplier reimbursed Whirlpool Corporation $61 million related to a prior quality issue on December 20, 2011. The diluted earnings per share impact for the period is calculated based on an income tax impact of approximately $23 million.

b.
During 2010 and 2011, we recognized curtailment gains of $62 million and $35 million, respectively, related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impacts of approximately $23 million and $13 million, respectively.

c.
During 2010 and 2011, we earned U.S. energy tax credits of $225 million and $366 million respectively. The diluted earnings per share impact is calculated based on an income tax impacts of $225 million and $366 million, respectively.

d.
During 2010 and 2011, we recorded restructuring charges of $74 million and $136 million respectively. The diluted earnings per share impact is calculated based on an income tax impacts of $26 million and $48 million, respectively.

e.
During 2010 and 2011, we monetized Brazilian tax credits (BEFIEX) of $225 million and $266 million respectively. BEFIEX credits recognized are not subject to income taxes. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

f.
During 2010, we recognized expenses of approximately $146 million related to a previously disclosed Brazilian collection dispute and accruals related to the antitrust resolutions. During 2011, we recognized expenses of approximately $528 million related to the settlement of a previously disclosed Brazilian collection dispute and increased accruals related to the antitrust resolutions. The diluted earnings per share impact is calculated based on an income tax impact of approximately $18 million for 2010 and $149 million for 2011.

g.
During 2010, we recognized an accrual for $75 million related to a product recall of dishwashers. During the first quarter of 2011, we revised the total cost of this recall to $68 million as a result of lower than expected costs. The diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million for 2010 and $3 million for 2011.

h.
During the fourth quarter of 2010, we recognized a gain of $10 million, related to the sale of a brand. The diluted earnings per share impact for the period is calculated based on an income tax impact of approximately $4 million.

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